Exhibit 4.7

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

V.I. TECHNOLOGIES, INC.

It is hereby certified that:

1. The name of the corporation (hereinafter called the “Corporation”) is V.I. Technologies, Inc. The Certificate of Incorporation of the Corporation filed with the Secretary of State on December 31, 1992 was filed under the name Melville Biologics, Inc. On August 26, 1996 a Certificate of Amendment was filed to change the name of the Corporation to V. I. Technologies, Inc. and on June 11, 1998 a Restated Certificate of Incorporation was filed for the Corporation.

2. The said Restated Certificate of Incorporation of the Corporation, as amended to date, is hereby further amended by adding the following sentences to the end of the first paragraph of Article FOURTH thereof:

“Upon the effectiveness of the certificate of amendment to the restated certificate of incorporation containing this sentence, each ten (10) shares of the Common Stock issued and outstanding as of the date and time immediately preceding March 14, 2005, the effective date of a reverse stock split (the “Split Effective Date”), shall be automatically changed and reclassified, as of the Split Effective Date and without further action, into one (1) fully paid and nonassessable share of Common Stock. There shall be no fractional shares issued. A holder of record of Common Stock on the Split Effective Date who would otherwise be entitled to a fraction of a share shall, in lieu thereof, be entitled to receive a cash payment in an amount equal to the fraction to which the stockholder would otherwise be entitled multiplied by the closing price of the Common Stock, as reported in the Wall Street Journal, on the Split Effective Date (or if such price is not available, the average of the last bid and asked prices of the Common Stock on such day or such other price as may be determined by the Corporation’s board of directors).”

3. The foregoing amendment was adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

Signed this 14th day of March 2005.

/s/ John R. Barr
Name: John R. Barr
Title: President